UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2019

IMMUNIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Am Klopferspitz 19 82152 Martinsried
Germany
(Address of principal executive offices)
Registrant's telephone number, including area code:   49 89 250079460

Vital Therapies, Inc.
15222-B Avenue of Science San Diego, CA 92128
______________________________________________________________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. Yes ☒    No  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2019, the board of directors (the “Board”) elected Tamara A. Seymour, 60, to serve as Interim Chief Financial Officer of Immunic, Inc. (the “Company”).

Since 2018, Ms. Seymour has served as a financial advisor, assisting life sciences companies with merger and acquisition activities and other finance-related needs. From 2014 to 2017, she served as Chief Financial Officer of Signal Genetics Inc. (now miRagen Therapeutics, Inc.), a publicly traded commercial-stage, molecular genetic diagnostics company focused on multiple myeloma. From 2010 to 2014, Ms. Seymour served as Chief Financial Officer of Hemaquest Pharmaceuticals, Inc., a venture-backed clinical development stage biotechnology company developing proprietary small molecules for the treatment of life-threatening hematologic disorders. From 2001 to 2009, Ms. Seymour served as Chief Financial Officer of Favrille, Inc. (now MMR Global, Inc.), a publicly traded clinical development stage biopharmaceutical company developing therapeutic vaccines for non-Hodgkin’s lymphoma. While at Favrille, she was instrumental in raising more than USD 200 million in multiple private and public equity and debt financings, including the company's initial public offering. Earlier in her career, Ms. Seymour consulted as Chief Financial Officer for a number of biotechnology companies and served for more than eight years in various positions, including audit manager with Deloitte LLP and PricewaterhouseCoopers LLP. She is currently a member of the board of directors and audit committee chair of Beacon Discovery, Inc., a privately-held company working to identify and advance molecules targeting G protein-coupled receptors.

On April 26, 2019, the Company and Ms. Seymour entered into an employment agreement (the “Agreement”) that provides for part-time at-will employment with the Company. Pursuant to the Agreement, Ms. Seymour will receive hourly compensation of $300 per hour. Ms. Seymour has agreed to provide the Company with approximately 100 hours of services per month. Ms. Seymour may participate, on the same terms as other employees of the Company, in qualified retirement plans, medical plans and certain other insurance plans or programs subject to the terms of such plans and programs. Until Ms. Seymour is eligible for the Company’s medical plan, the Company has agreed to reimburse her for 90% of the monthly premium of her private medical insurance plan. Ms. Seymour is not eligible for severance benefits under any benefit plan, program or arrangement sponsored or maintained by the Company, or for any paid vacation under any vacation policy sponsored or maintained by the Company.

The Agreement contains customary non-competition and non-solicitation provisions during Ms. Seymour’s part-time employment with the Company and for six months thereafter. Contemporaneous with the Agreement, the Company and Ms. Seymour entered into an agreement containing customary confidentiality, non-solicitation and invention assignment provisions which apply during and after Ms. Seymour’s part-time employment with the Company.

Item 7.01. Regulation FD Disclosure.

The information set forth in Item 5.02 above is incorporated by reference herein. On April 29, 2019, the Company issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release, dated April 29, 2019.

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL THERAPIES, INC.

By: /s/ Daniel Vitt
Daniel Vitt Chief Executive Officer
Date: April 29, 2019